Exhibit 99.1

Celanese Corporation
222 West Las Colinas Blvd.
Suite 900N
Irving, Texas 75039
Rahul Ghai and Michael Koenig Elected to
Celanese Board of Directors
DALLAS (February 9, 2022) - Celanese Corporation (NYSE: CE), a global chemical and specialty materials company, today announced that Rahul Ghai and Michael Koenig have been elected to the company's Board of Directors, bringing the total number of Board members to eleven (ten of which are independent). They will begin their Celanese Board service effective immediately.
Rahul Ghai
Mr. Rahul Ghai has served as Executive Vice President and Chief Financial Officer of Otis Worldwide Corporation, a leading elevator and escalator manufacturing, installation and service company, since its April 2020 spin-off from United Technologies Corporation ("UTC"). Until the spin-off, he served as Vice President and Chief Financial Officer of the Otis Elevator division of UTC from July 2019. Mr. Ghai served as Senior Vice President and Chief Financial Officer of Harris Corporation from February 2016 through June 2019. Prior to Harris Corporation, Mr. Ghai held executive-level finance roles of increasing responsibility at Aetna and UTC.
He holds a bachelor's degree in Commerce from Delhi University and an MBA from Purdue University.
"Rahul's career experiences are impressive and Celanese is pleased to welcome him as a Board member who brings significant expertise as a public company chief financial officer and financial executive," said Lori Ryerkerk, Chairman of the Board, President and CEO, Celanese Corp. "His leadership roles held at multiple companies and his deep knowledge of financial reporting, audit and risk matters makes him a superb selection by the Board to help continue Celanese;s exemplary record of financial reporting, performance and management."
Michael Koenig
Mr. Michael Koenig is Chief Executive Officer and a member of the board of directors of Nobian Industrial Chemicals B.V., a privately held European leader in the production of essential chemicals that spun out of Nouryon in July 2021. He previously served as Chief Executive Officer of ELKEM ASA, a publicly listed and Norwegian-headquartered global supplier of silicon-based advanced materials, from 2019 to 2021, and CEO of China National Bluestar Group, a specialty chemicals company, from 2016 to 2019.
Mr. Koenig serves as chairman of the supervisory board of Symrise AG, a publicly listed developer and producer of food and cosmetic flavor and fragrance ingredients, is a member of the auditing committee and is chairman of the personnel committee and the nominating committee. Mr. Koenig previously served as a member of the board of directors of Conzzeta AG, a sheet-metal processing company now known as Bystronic AG, and chairman of the supervisory board of REC Solar Group.
He holds a master's degree in Chemical Process Engineering from the Technical University of Dortmund, Germany.
"Michael’s qualifications and experience as a materials manufacturing executive in numerous countries around the world, his experience in global and international business considerations, and the valuable global perspective gained as an executive and board member of companies headquartered outside of the United States makes him an excellent addition to our Board as Celanese continues its global growth," noted Ryerkerk. "We are pleased to welcome Michael and look forward to his contributions to Celanese."

Mr. Ghai and Mr. Koenig will stand for re-election at the 2022 Annual Meeting of Shareholders
About Celanese
Celanese Corporation is a global chemical leader in the production of differentiated chemistry solutions and specialty materials used in most major industries and consumer applications. Our businesses use the full breadth of Celanese's global chemistry, technology and commercial expertise to create value for our customers, employees, shareholders and the corporation. As we partner with our customers to solve their most critical business needs, we strive to make a positive impact on our communities and the world through The Celanese Foundation. Based in Dallas, Celanese employs approximately 8,500 employees worldwide and had 2021 net sales of $8.5 billion. For more information about Celanese Corporation and its product offerings, visit www.celanese.com .
Celanese Contacts:

Investor Relations	Media Relations - Global	Media Relations Europe (Germany)
Brandon Ayache	W. Travis Jacobsen	Petra Czugler
+1 972 443 8509	+1 972 443 3750	+49 69 45009 1206
brandon.ayache@celanese.com	william.jacobsen@celanese.com	petra.czugler@celanese.com
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